Exhibit 99

PRESS RELEASE DATED DECEMBER 20, 2012

Filed by Northfield Bancorp, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Northfield Bancorp, Inc.

File No. 001-33732

Company Contact:

Steven M. Klein

Chief Operating and Financial Officer

Tel: (732) 499-7200 ext. 2510

NORTHFIELD BANCORP, INC. ANNOUNCES RESULTS OF SUBSCRIPTION AND COMMUNITY OFFERING

Woodbridge, New Jersey, December 20, 2012 — Northfield Bancorp, Inc. (the “Company”) (NasdaqGS: NFBK-News), announced today the results of the subscription and community offering of Northfield Bancorp, Inc., a Delaware corporation (“Northfield”), conducted in connection with the Company’s proposed conversion from the mutual holding company to the stock holding company form of organization. The subscription and community offering expired December 17, 2012. Based on preliminary figures, Northfield received orders for approximately 29 million shares of common stock, or $290 million, in the subscription and community offering. Commenting on the results, John W. Alexander, Chairman and Chief Executive Officer of the Company, stated, “We are extremely pleased and gratified by the strong showing of support for Northfield by our customers, shareholders and community.”

Based on an independent appraisal of the estimated pro forma market value of Northfield as of October 12, 2012, Northfield is offering 31,025,000 to 41,975,000 shares of common stock at $10.00 per share. In order to complete the offering, the Board of Directors has determined to increase the maximum purchase limitation for both individuals and groups from 300,000 shares to 600,000 shares and offer those persons who subscribed for the initial maximum number of shares in the subscription offering the opportunity to increase their orders. Persons who submitted orders in the community offering for the initial maximum number of shares may also be given the opportunity to increase their orders. Only persons who previously ordered the maximum number of shares will be given the opportunity to increase their orders.

The Company anticipates closing the offering at approximately the midpoint of the offering range. Accordingly, the Company currently does not anticipate conducting any syndicated community offering or firm commitment public offering. In the event that shares remain available for sale after persons who previously submitted maximum orders have had the opportunity to increase their orders, Northfield Bancorp may extend the community offering and solicit additional purchasers. The community offering, if extended, may be terminated at any time in the Company’s sole discretion and is subject to the Company’s right to accept or reject, in whole or in part, orders received in the community offering.

The closing of the conversion and offering remains subject to final regulatory, member and shareholder approvals. Subject to receipt of those approvals, the Company anticipates closing the conversion and offering in early January, 2013.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of Northfield are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,”

“expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and reorganization, difficulties in selling the shares of stock or in selling the shares of stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in tax rates or negotiations with respect to avoiding the “fiscal cliff,” and legislative and regulatory changes that could adversely affect our business.

The Company has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company and Northfield free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company and Northfield are available free of charge from the Corporate Secretary of the Company at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the stockholders of the Company Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.